Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Ron Raup
Chief Executive Officer
(952) 906-3619
rraup@makemusic.com
Karen VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. ANNOUNCES NEW DIRECTOR
Michael Cahr joins MakeMusic Board
MINNEAPOLIS, January 29, 2009 – MakeMusic, Inc. (NASDAQ: MMUS) announced today that Michael E. Cahr has joined the MakeMusic board of directors. Mr. Cahr is a general partner at Focus Equity Partners, a private equity investment and management firm that acquires middle-market companies and assists them in reaching their performance potential. Mr. Cahr will serve on MakeMusic’s Audit Committee and Compensation Committee.
Mr. Cahr has more than 30 years of experience as a venture capitalist, CEO and director of public and private companies. From September 2004 to June 2006, Mr. Cahr served as CEO of one of Focus Equity’s investments, C&M Pharmacy, a Glenview, Illinois, specialty pharmacy company, and engineered the sale of the company to Walgreen Co. Currently, Mr. Cahr acts as board member and advisor to another Focus investment, Business Only Broadband (BOB), a premier provider of carrier-class, fixed wireless primary and co-primary data network solutions for the business sectors in Chicago and the New York metropolitan area.
Prior to joining Focus, Mr. Cahr was president of Saxony Consultants, a provider of financial and marketing expertise, and from 1994 to 1999 served variously as president, CEO and chairman of publicly held Allscripts, Inc., the leading developer of hand-held devices that provide physicians with real-time access to health, drug and other critical medical information. Prior to Allscripts, Mr. Cahr was venture group manager for Allstate Venture Capital where he oversaw domestic and international investments in technology, healthcare services, biotech and medical services.
“With public company board experience, knowledge of the financial industry and a strong technology background, Michael Cahr will provide our board with additional insight and perspective,” stated Jeff Koch, chairman of the board. “We are looking forward to working closely with Michael to position MakeMusic for success.”

- more -

About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and choir and SmartMusic Impact®, a web-based grade book that makes it easy to manage, grade and document assignments for every student. Further information about the company can be found at www.makemusic.com.
###